As filed with the Securities and Exchange Commission on February 1, 2019

Registration No. 333-221587

Registration No. 333-223245

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-221587

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223245

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENDGRID, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-0554600
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1801 California Street, Suite 500

Denver, CO 80202

888-985-7363

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

SendGrid, Inc. 2009 Equity Incentive Plan, as amended

SendGrid, Inc. 2012 Equity Incentive Plan, as amended

SendGrid, Inc. 2017 Equity Incentive Plan

SendGrid, Inc. 2017 Employee Stock Purchase Plan

(Full Title of Plans)

Sameer Dholakia

Chief Executive Officer

1801 California Street, Suite 500

Denver, CO 80202

(888) 985-7363

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Anthony J. McCusker, Esq.	Karyn Smith, Esq.
Richard A. Kline	General Counsel
Goodwin Procter LLP	Twilio Inc.
601 Marshall Street	375 Beale Street, Suite 300
Redwood City, California 94063	San Francisco, California 94105
(650) 752-3100	(415) 390-2337

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments, filed by SendGrid, Inc., a Delaware corporation (the “Company”), remove from registration all shares of the Company’s common stock, par value $0.001 per share (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement” and collectively, the “Registration Statements”) with the Securities and Exchange Commission (“SEC”):

•                  Registration Statement No. 333-221587, filed with the SEC on November 15, 2017, which registered 367,967 Shares issuable upon the exercise of outstanding options granted under the Company’s 2009 Equity Incentive Plan, as amended, 11,660,943 Shares issuable upon the exercise of outstanding options granted under the Company’s 2012 Equity Incentive Plan, as amended (the “2012 Plan”), 652,172 Shares issuable upon settlement of restricted stock units granted under the 2012 Plan, 3,727,858 Shares reserved for future grant under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”) and 791,833 Shares reserved for future grant under the Company’s 2017 Employee Stock Purchase Plan (the “2017 ESPP”); and

•                  Registration Statement No. 333-223245, filed with the SEC on February 26, 2018, which registered 2,108,782 Shares pursuant to the 2017 Plan and 421,756 Shares under the 2017 ESPP.

On February 1, 2019, pursuant to the Agreement and Plan of Merger of Reorganization, dated as of October 15, 2018, as amended on December 13, 2018 (the “Agreement”), by and among the Company, Twilio Inc., a Delaware corporation (“Twilio”), and Topaz Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Twilio (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Twilio (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 1st day of February 2019. No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.

SENDGRID, INC.

By:	/s/ Sameer Dholakia
Name:	Sameer Dholakia
Title:	President and Chief Executive Officer

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